EXHIBIT 15.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fortune Petroleum Corporation:

We consent to the incorporation by reference herein of our report dated December 20, 1995, with respect to the statements of revenues and direct operating expenses of the oil and gas property interests acquired from PetroFina S.A. for each of the years in the three-year period ended December 31, 1994.

KPMG Peat Marwick LLP

Houston, Texas
January 23, 1997